Exhibit 10.29

Amendment Number 1 to the Dresser-Rand Group Inc. 2005 Directors Stock Incentive Plan

4.2 VESTING AND OTHER TERMS OF ANNUAL GRANT. 50% of each Annual Grant shall become vested on the first anniversary of the grant date and 25% shall become vested on each of the following two anniversaries of the grant date, subject to the Eligible Director remaining in office on each vesting date. Each Annual Grant shall also become vested upon the Eligible Director’s death or Disability, upon the Eligible Director reaching age 65 or upon a Change in Control. Each Annual Grant shall be evidenced by an Award agreement that shall specify whether the Annual Grant consists of Shares, the right to receive Shares or a combination thereof, and the other terms of the Annual Grant.

Effective date: January 1, 2007